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                                                                    Exhibit 23.2

                       Consent of Independent Accountants

      We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-45198) and related Prospectus of Arch Coal, Inc. for the registration of 7,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated January 21, 2000, with respect to the consolidated financial statements of Arch Coal, Inc. incorporated by reference in its Annual Report (Form 10-K/A No. 1) for the year ended December 31, 1999, as amended, and the related financial statement schedule and the financial statements of Canyon Fuel Company, LLC included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
St. Louis, Missouri

February 7, 2001